ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
MIMEDX GROUP, INC.
MiMedx Group, Inc., a corporation organized and existing under the laws of the State of Florida, hereby certifies as follows:

1.	The name of the corporation is MiMedx Group, Inc. (the “Corporation”).

2.
Pursuant to Section 607.1003 of the Florida Business Corporation Act (the “Act”), these Articles of Amendment (“Articles of Amendment”) amend the Articles of Incorporation of the Corporation filed in the Office of the Department of State of the State of Florida on February 28, 2008, as amended by the Articles of Merger filed in the Office of the Department of State of the State of Florida on March 31, 2008 (as amended, the “Amended Articles”).

3.	These Articles of Amendment were duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 607.1003 of the Act March 31, 2010.

4.
These Articles of Amendment were duly approved by holders of a majority of the outstanding shares of the Common Stock of the Corporation in accordance with the provisions of Section 607.1003 of the Act and the Amended Articles on May 11, 2010.

5.	The Amended Articles are hereby amended by deleting Article 10 in its entirety, and inserting the following text in lieu thereof:
"Article 10. Board of Directors. The business and the affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors comprised as follows:

(a)
The number of directors shall consist of not less than three members, the exact number of which shall be fixed from time to time by resolution adopted by the Board of Directors; provided, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Directors shall be natural persons 18 years of age or older, but need not be residents of the State of Florida or shareholders of the Corporation.

(b)
The members of the Board of Directors elected at the 2010 annual meeting of Shareholders shall be divided into three classes, designated as Class I, Class II, and Class III as specified in the resolution adopted by Shareholders at such meeting. Each Class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Class I directors elected at the 2010 annual meeting of Shareholders shall be deemed elected for a three-year term, Class II directors for a two-year term, and Class III directors for a one-year term. Each director shall hold office until the next annual meeting of Shareholders upon which his/her term expires and until his/her successor is elected and qualified, or until his/her earlier death, resignation or removal. At each succeeding annual meeting of Shareholders, successor directors to the Class of directors whose term expires at that annual meeting of Shareholders shall be elected for a three-year term. If the number of directors has changed, any increase or decrease shall be apportioned among the Classes so as to maintain the number of directors in each Class as nearly equal as possible.

(c)	Any vacancies occurring on the Board of Directors, including a vacancy resulting from an increase in the number of directors, may be filled only by the affirmative vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. Notwithstanding the immediately preceding sentence, the Board of Directors may by resolution determine that any such vacancies shall be filled by the Shareholders of the Corporation. A director elected to fill a vacancy occurring on the Board of Directors, including a vacancy resulting from an increase in the number of directors, shall hold office until the next annual meeting of Shareholders upon which his/her term expires and until his/her successor is elected and qualified, or until his/her earlier death, resignation or removal.

(d)
A director may be removed from office only for cause as hereinafter defined and at a meeting of Shareholders called expressly for that purpose by a vote of the holders of 66-2/3% of the shares cast that are entitled to vote at an election of directors. For purposes of this provision, “cause" shall mean (i) a conviction of a felony regardless of whether it relates to the Corporation or its securities; (ii) declaration of incompetency or unsound mind by court order; or (iii) commission of an action that constitutes intentional misconduct or a knowing violation of law that, in either case, results in a material injury to the Corporation.”

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on May 14, 2010.

MIMEDX GROUP, INC.

By:	/s/ Parker H. Petit
Name:	Parket H. Petit
Its:	Chairman & CEO